Exhibit 99.1

HCC ANNOUNCES THIRD QUARTER 2011 CATASTROPHE LOSS ESTIMATES AND RESERVE ADJUSTMENTS

HOUSTON (October 25, 2011) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it estimates third quarter 2011 catastrophe losses, after reinsurance and reinstatement premium, of $34.6 million pretax ($22.5 million after-tax).  These losses relate primarily to Hurricane Irene and impacted the Company’s property insurance and property treaty lines of business in the International segment, as well as the public risk line of business in the U.S. Property & Casualty segment.

Year-to-date 2011 estimated catastrophe losses total $107.9 million pretax ($70.1 million after-tax).  The Company’s ultimate losses from catastrophic events may differ materially from its current estimates due to the uncertainties involved in making such estimates.

“Worldwide catastrophe losses have continued into the third quarter.  HCC’s after-tax losses for all such events in 2011 represent 2.1% of our shareholders’ equity at December 31, 2010,” commented John N. Molbeck, Jr., HCC’s Chief Executive Officer.

In addition, as a result of the Company’s regular annual review of reserves in the third quarter, the Company announced that it expects to record a net increase to loss reserves of $27.5 million pretax ($17.9 million after-tax) due to increases in 2011 accident year loss ratios that generated losses of $28.2 million pretax ($18.3 million after-tax).  Virtually all of this adverse 2011 accident year result relates to the Company’s diversified financial products line of business in the Professional Liability segment, which includes coverage for private equity, hedge funds and investment managers.

Reserve development in the third quarter related to prior years was slightly favorable, with net favorable development of $88.0 million ($57.2 million after-tax), primarily in the Company’s U.S. D&O and International D&O lines of business in the Professional Liability segment and the U.K. professional liability line of business in the International segment, offset by $87.4 million pretax ($56.8 million after-tax) of adverse development in the diversified financial products line of business.

Mr. Molbeck commented, “We are understandably disappointed in the recent performance of our diversified financial products line of business.  This business has been adversely impacted by continued depressed economic conditions and unfavorable litigation expense trends.  The strengthening of reserves is primarily related to revised assumptions with respect to claims frequency and severity in the 2009-2011 accident years.  We have taken immediate actions to improve performance, including re-underwriting the entire book of business.”

In total, the Company’s third quarter actuarial review indicated that the excess of its recorded reserves over the actuarial point estimate determined by its reserving actuaries is approximately 4.3% of recorded reserves at September 30, 2011, compared to 4.1% and 3.6% at December 31, 2010 and 2009, respectively.  The Company believes its overall reserves remain adequate.

Giving effect to the third quarter 2011 catastrophe losses and the net adverse reserve development, the Company estimates pretax earnings for third quarter 2011 will approximate $83 million.  The Company expects its earnings for the full year of 2011 to be within the range previously disclosed on February 22, 2011, which excluded provisions for catastrophe losses that exceed the Company’s attritional loss assumptions on property treaty business, reserve development, and capital gains or losses.

Mr. Molbeck commented, “The fundamentals of our business remain strong, and we are pleased with the performance from our U.S. and International D&O lines of business, which continue to develop favorably.”

As previously announced, the Company will release its third quarter 2011 earnings results after the close of the New York Stock Exchange on Tuesday, November 1, 2011.  The Company will hold an open conference call the following morning, Wednesday, November 2, at 8:00 a.m. Central Daylight Time to discuss the results.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. is a leading international specialty insurance group with offices across the United States and in the United Kingdom, Spain and Ireland.  As of June 30, 2011, HCC had assets of $9.5 billion and shareholders’ equity of $3.3 billion.  HCC’s major domestic and international insurance companies have financial strength ratings of “AA (Very Strong)” from Standard & Poor’s Corporation, “A+ (Superior)” from A.M. Best Company, Inc., “AA (Very Strong)” from Fitch Ratings, and “A1 (Good Security)” from Moody’s Investors Service, Inc.

For more information about HCC, please visit http://www.hcc.com.

Contact:	Doug Busker, Director of Investor Relations
HCC Insurance Holdings, Inc.
Telephone: (713) 996-1192

Forward-looking statements contained in this press release are made under “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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